Exhibit 99.1

VAALCO ENERGY ANNOUNCES RESUMED PRODUCTION FROM EBOURI 2-H WELL

HOUSTON, TEXAS – December 22, 2014 – VAALCO Energy, Inc. (NYSE: EGY) today announced that production from Well 2-H in the Ebouri field, offshore Gabon, has resumed following successful wireline remedial work.  VAALCO expects production to stabilize at approximately 2,500 gross barrels of oil per day, 700 net to VAALCO.

The well was temporarily shut-in in early October 2014 after pressure communication was detected between the tubing and casing. On Tuesday December 16, 2014, the tubing leak causing the pressure communication was repaired via wireline intervention.  This wireline repair negates the need for a more costly workover which would have required a drilling rig.

VAALCO continues its drilling program on the Etame platform, with the drilling of the second platform well. The well is targeting the Gamba formation in the southernmost fault block of the Etame field, and is expected to be completed and put on production in February 2015.

Forward-Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for future drilling, completion and other operations and activities.  All statements included in this document that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include expected capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties, acquisition opportunities and reserve growth.  These statements are based on assumptions made by VAALCO based on its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, inflation, general economic conditions, oil and gas price volatility, the Company's success in discovering, developing and producing reserves,  lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks, and regulatory changes.  These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2013 and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 300, Houston, Texas 77027, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.   VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil.  VAALCO's strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities.  The company's properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Investor Contact Gregory R. Hullinger Chief Financial Officer 713-623-0801	Media Contact Tim Lynch / Joe Snodgrass Joele Frank, Wilkinson Brimmer Katcher 212-355-4449